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                                                                    EXHIBIT 4(a)

                                                          [ZURICH KEMPER LOGO]


            [LETTERHEAD OF KEMPER INVESTORS LIFE INSURANCE COMPANY]



RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within 10 days of receiving this contract you may return it to us or to the agent through whom it was purchased. Immediately upon our receipt, this contract will be voided as if it had never been in force. All purchase payments allocated to the General Account plus the Separate Account contract value computed at the end of the valuation period following our receipt of this contract will then be refunded within ten days.

We agree to pay an annuity to the Annuitant provided the Annuitant is living and this contract is in force on the annuity date.

We further agree to pay the death benefit prior to the Annuity Date upon the death of the Owner or the Annuitant when a death benefit is payable. Payment will be made upon our receipt of due proof of death and the return of this contract.

This contract is issued in consideration of the attached application and payment of the initial purchase payment.

The provisions on this cover and the pages that follow are part of this contract.

Signed for Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.


          /s/ Debra P. Rezabek                   /s/ Gale K. Caruso
               Secretary                              President


FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the owner and Kemper Investors Life Insurance Company.

READ YOUR CONTRACT CAREFULLY.


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                                     INDEX

                                                                         PAGE

ANNUITY OPTION TABLE                                           Follows Page 7

ANNUITY PERIOD PROVISIONS                                                 5-7
     Election of Annuity Option                                           5-6
     Annuity Options                                                      6-7
     Transfers During The Annuity Period                                    7

APPLICATION                                         Follows Contract Schedule

CONTRACT SCHEDULE                                               Follows Index

DEATH BENEFIT PROVISIONS                                                    5
     Amount Payable Upon Death                                              5
     Payment Of Death Benefits                                              5

DEFINITIONS                                                                 1

ENDORSEMENTS, if any                             Follows Annuity Option Table

GENERAL ACCOUNT PROVISIONS                                                  3
     General Account                                                        3
     General Account Contract Value                                         3

GENERAL PROVISIONS                                                        1-2
     The Contract                                                           1
     Incontestability                                                       2
     Assignment                                                             2
     Reports                                                                2
     Premium Taxes                                                          2

GUARANTEE PERIOD PROVISIONS                                                 5
     Guarantee Period Value                                                 5

LOAN PROVISIONS                                                             5
     Loans                                                                  5
     Loan Interest Rate                                                     5
     Loan Repayment                                                         5

OWNERSHIP PROVISIONS                                                        2
     Owner of Contract                                                      2
     Change of Ownership                                                    2
     Beneficiary                                                            2

PURCHASE PAYMENT PROVISIONS                                               2-3
     Initial Purchase Payments                                              2
     Purchase Payment Limitations                                         2-3

TRANSFER AND WITHDRAWAL PROVISIONS                                        4-5
     Transfers During The Accumulation Period                               4
     Withdrawals During The Accumulation Period                             4
     Withdrawal Charges                                                     4
     Transfer and Withdrawal Procedures                                   4-5

VARIABLE ACCOUNT PROVISIONS                                               3-4
     Separate Account                                                       3
     Liabilities Of Separate Account                                        3
     Subaccounts                                                            3
     Rights Reserved By The Company                                         3
     Accumulation Unit Value                                              3-4
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DEFINITIONS

                                    ACCUMULATION PERIOD: The period between the issue date and the Annuity Date.

                                    ACCUMULATION UNIT: An accounting unit of measure used to calculate the value of each subaccount.

                                    AGE: The attained age of the Annuitant.

                                    ANNUITANT: The person named in the
                                    application during whose lifetime the
                                    annuity is to be paid. Under a nonqualified plan when two people are named as Joint Annuitants, the term "Annuitant" means the Joint Annuitants or the survivor. You may not change the person(s) named as the Annuitant.

                                    ANNUITY: A series of payments paid in
                                    accordance with this contract which begins on the annuity date.

                                    ANNUITY DATE: The date on which this
                                    Contract matures and annuity payments begin.
                                    The original Annuity Date is stated in the Contract Schedule. It must be at least one year from the Issue Date and no later than the maximum age at annuitization as stated in the Contract Schedule. The Owner may change the Annuity Date, but not beyond the maximum age.

                                    ANNUITY PERIOD: This is the period that
                                    starts on the Annuity Date.

                                    ANNUITY UNIT: An accounting unit of measure used to calculate the amount of variable annuity payments after the first annuity payment.

                                    ANNUITY UNIT VALUE: The value of an Annuity
                                    Unit of a Subaccount determined for a
                                    Valuation Period according to the formula stated in this contract.

                                    AUTOMATIC REBALANCING: An election you make to have as transfer a portion of the Separate Account Contract Value according to a predetermined schedule. You may change the schedule or terminate these transfers by informing us in writing.

                                    CONTRACT VALUE: The sum of the General
                                    Account Contract Value plus the Separate
                                    Account Contract Value plus the Accumulated
                                    Guarantee Period Value.

                                    CONTRACT YEAR: A one year period starting on the Issue Date and successive contract anniversaries.

                                    DEBT: The principal of any outstanding loan plus any loan interest due or accrued.

                                    DOLLAR COST AVERAGING: The process of
                                    automatically transferring funds from the
                                    General Account Contract Value to the
                                    Subaccounts or Guarantee Period Accounts.

                                    FIXED ANNUITY: An annuity payment plan that does not vary as to dollar amount.

                                    FUND: An investment company or separate
                                    series thereof, in which the Subaccounts of the Separate Account invest.

                                    GENERAL ACCOUNT: Our assets other than those allocated to the Separate Account or any other separate account. We guarantee a minimum rate of interest on purchase payments allocated to the General Account. During the Accumulation Period, the only funds allowed in the General Account are subject to Dollar Cost Averaging.

                                    GENERAL ACCOUNT CONTRACT VALUE: The General
                                    Account Contract Value is the value of the General Account of this contract on any Valuation Date.


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DEFINITIONS (CONTINUED)

                                    GUARANTEE PERIOD: A period of time during which an amount is to be credited with a guaranteed interest rate, subject to a Market Value Adjustment prior to the end of the Guarantee Period. The Guarantee Periods initially offered are stated in the Contract Schedule.

                                    GUARANTEE PERIOD VALUE: The (1) Purchase
                                    Payment allocated or amount transferred to a Guarantee Period; plus (2) interest credited; minus (3) withdrawals, previously assessed withdrawal charges and transfers; adjusted for (4) any applicable Market Value Adjustment previously made. There is a $500 minimum on the sum of Purchase Payments and amounts transferred to any Guarantee Period Value.

                                    ISSUE DATE: The Issue Date is stated in the
                                    Contract Schedule. If the normal Issue Date is the 29th, 30th or 31st of the month, the Issue Date will be the 28th day of that month. It is the date your Initial Purchase Payment is available for use and begins to the credited with interest and/or investment experience.

                                    MARKET ADJUSTED VALUE: A Guarantee Period
                                    Value adjusted by the Market Value
                                    Adjustment formula prior to the end of a Guarantee Period.

                                    MARKET VALUE ADJUSTMENT: An adjustment of
                                    Guarantee Period Values in accordance with the Market Value Adjustment formula prior to the end of the Guarantee Period. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The Market Value Adjustment formula is stated in the Contract Schedule.

                                    MORTALITY AND EXPENSE RISK CHARGE: A charge deducted in the calculation of the Accumulation Unit value and the Annuity Unit value. It is for our assumption of mortality risks and expense guarantees.

                                    NONQUALIFIED: This contract issued other than as a qualified plan.

                                    OWNER: See "You, Your, Yours" below.

                                    PURCHASE PAYMENTS: The dollar amount we
                                    receive in U.S. currency to buy the benefits this contract provides.

                                    QUALIFIED PLAN: A contract issued under a retirement plan which qualifies for favorable income tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code as amended.

                                    RECORDS MAINTENANCE CHARGE: A charge
                                    assessed against your contract as specified in the Contract Schedule.

                                    RECEIVED: Received by Kemper Investors Life
                                    Insurance Company at its home office in Long
                                    Grove, Illinois.

                                    SEPARATE ACCOUNT: A unit investment trust registered with the Securities and Exchange Commission under the Investment Act of 1940 known as the KILICO Variable Annuity Separate Account.

                                    SEPARATE ACCOUNT CONTRACT VALUE: The sum of the Subaccount Values of this contract on Valuation Date.

                                    SUBACCOUNTS: The Separate Account has
                                    several Subaccounts. The availability
                                    initially are stated in the contract
                                    schedule.

                                    SUBACCOUNT VALUE: The value of each
                                    Subaccount calculated separately according to the formula stated in this contract.

                                    VALUATION DATE: Each business day that\
                                    applicable law requires that we value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

                                    VALUATION PERIOD: The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

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DEFINITIONS (CONTINUED)

                               VARIABLE ANNUITY: An annuity payment plan which varies as to dollar amount because of Subaccount investment experience.

                               WE, OUR, US: Kemper Investors Life Insurance
                               Company, Long Grove, Illinois.

                               YOU, YOUR, YOURS: The party(ies) named as Owner in the application unless later changed as provided in this contract. The Owner is the Annuitant unless a different Owner is named in the application. Under a nonqualified plan when more than one person is named as Owner, the terms "you," "your," "yours," means Joint Owners. The Owner may be changed during the lifetime of the Owner and the Annuitant. The Owner, prior to the Annuity Date or any distribution of any death benefit, has the exclusive right to exercise every option and right conferred by this contract.

GENERAL PROVISIONS

THE CONTRACT                   This contract, any attached endorsements and the
                               attached application constitute the entire contract between the parties. All statements made in the application are deemed representations and not warranties. No statement will void this contract or be used as a defense of a claim unless it is contained in the application.

MODIFICATION OF CONTRACT       Only our president, secretary and assistant
                               secretaries have the power to approve a change or waive any provisions of this contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this contract.

INCONTESTABILITY               We cannot contest this contract after it has been
                               in force for two years from the Issue Date.

CHANGE OF ANNUITY DATE         You may write to us prior to distribution of a
                               death benefit or the first annuity payment date and request a change of the Annuity Date.

ASSIGNMENT                     No assignment of this contract is binding unless
                               we receive it in writing. We assume no
                               responsibility for the validity or sufficiency of any assignment. Once filed, the rights of the Owner, Annuitant and beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

DUE PROOF OF DEATH             We must receive in written proof of death within
                               sixty days of the death within sixty days of the death of the Owner or the Annuitant when a death certificate, the written statement of a physician, or any other proof satisfactory to us.

RESERVES, CONTRACT VALUES AND  All reserves are equal to or greater than those
DEATH BENEFITS                 required by statute. Any available Contract Value
                               and death benefit are not less than the minimum benefits required by the statutes of the state in which this contract is delivered.

NON-PARTICIPATING              This contract does not pay dividends. It will not
                               share in our surplus or earnings.

REPORTS At least once each Contract Year we will send you a statement showing Purchase Payments received, interest credited, investment experience; and charges made since the last report, as well as any other information required by statute.




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GENERAL PROVISIONS (CONTINUED)

PREMIUM TAXES                  We will make a deduction for state premium taxes
                               in certain situations. On any contract subject to premium tax, as provided under applicable law, the tax will be deducted from: a. the Purchase
                               Payments when we receive them; b. the Contract
                               Value upon total withdrawal; or c. from the total
                               Contract Value applied to an annuity option at the time annuity payments start.

QUALIFIED PLANS                If this contract is issued under a qualified plan
                               additional provisions may apply. The rider or amendment to this contract used to qualify it under the applicable section of the Internal
                               Revenue Code will indicate the extent of change in the provisions.


OWNERSHIP PROVISIONS


OWNER OF CONTRACT              The Annuitant is the original Owner unless
                               otherwise provided in the application.

                               Before the Annuity Date or any distribution of death benefit, you have the right to cancel or amend this contract if we agree. You may exercise every option and right conferred by this contract including the right of assignment. The Joint Owners must agree to any change if more than one owner is named.

CHANGE OF OWNERSHIP            You may change the Owner by written request at
                               any time while the Annuitant is alive. You must furnish information sufficient to clearly identify the new Owner to us. The change is subject to any existing assignment of this contract. When we record the effective date of the change, it will be the date the notice was signed except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return this contract to us for endorsement of a change.

BENEFICIARY DESIGNATION AND    The application for this contract shown the
CHANGE OF BENEFICIARY          original beneficiary. You may change the
                               beneficiary if you send us a written change form. Changes are subject to the following:

                               1. The change must be filed while the Annuitant is alive and prior to the annuity date;

                               2. This contract must be in force at the time you file a change;

                               3. Such change must not be prohibited by the terms of an existing assignment, beneficiary designation or other restriction;

                               4. Such change will take effect when we
                               receive it;

                               5. After we receive the change, it will take effect on the date the change form is signed. However, action taken by us before the change form was received will remain in effect; and

                               6. The request for change must provide
                               information sufficient to identify the new beneficiary.

                               We may require you to return this contract for endorsement of a change.




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OWNERSHIP PROVISIONS (CONTINUED)

DEATH OF BENEFICIARY           The interest of a beneficiary who dies before the
                               distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives or is named, the distribution will be made to your estate when you dies; or to the estate of the annuitant upon the death of the annuitant if you are not also the Annuitant, if a beneficiary dies within ten days of the date of your death, the death benefit will be paid as if you had survived the beneficiary. If a beneficiary dies within ten days of the death of the Annuitant, and you are not the Annuitant, we will pay the death benefit as if the Annuitant survived the beneficiary. If you, the Annuitant, and the beneficiary die simultaneously, we will pay the death benefit as if you had survived the Annuitant and the beneficiary.


PURCHASE PAYMENT PROVISIONS


INITIAL PURCHASE PAYMENT      The minimum initial Purchase Payment is $25,000.
PURCHASE PAYMENT LIMITATIONS  The minimum subsequent Purchase Payment is $500 for a nonqualified plan and $50 for a qualified plan. We will accept a subsequent qualified plan purchase payment of less than $50 when annual contributions from a payroll deduction or salary reduction plan equals or exceeds $600. The maximum
                              Purchase Payment that may be made during a Contract Year without our approval is $500,000 for a nonqualified plan; or the maximum permitted by the Internal Revenue Code for a qualified plan. We will not accept Purchase Payments more frequently than once every other week.

                              Subsequent nonqualified Purchase Payments must first be applied to the General Account or any Subaccount whose value is less than $500. After each initial account has been allocated at least $500, Purchase Payments may be allocated to a new account.

                              Subsequent qualified plan contributions from a payroll deduction or salary reduction program of $50 or more may be made to the General Account or to an additional subaccount.

                              We will deduct any applicable state premium taxes from the purchase payments we apply to the contract.

                              We reserve the right to waive or modify these limits.

PLACE OF PAYMENT              All Purchase Payments under this contract must be
                              paid to us at our home office or such other location as we may select. We will notify you and any other interested parties in writing of such other locations. Purchase Payments received by an agent will begin earning interest after we receive it.


GENERAL ACCOUNT PROVISIONS


GENERAL ACCOUNT               The guaranteed benefits under this contract are
                              provided through the General Account.
GENERAL ACCOUNT CONTRACT
VALUE                         The General Account Contract Value includes
                              1. your Purchase Payments allocated to the General
                              Account; 2. amounts transferred from a Subaccount to the General Account at your request; and 3. the interest credited to amounts so allocated or transferred. Transfers and withdrawals from the General Account reduce the General Account
                              Contract Value.





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                                                                        Page 10
GENERAL ACCOUNT PROVISIONS (CONTINUED)

                              The initial General Account interest rate credited to the initial Purchase Payment is in effect through the end of the Guarantee Period and is shown in the Contract Schedule. At the beginning of each subsequent Guarantee Period shown in the Contract Schedule, we will declare the General Account interest rate applicable to the initial Purchase Payment for each such subsequent Guarantee Period. We will declare the General Account interest rate with respect to each subsequent Purchase Payment received. Any such Purchase Payment we receive will be credited that rate through the end of the Guarantee Period shown in the Contract Schedule. At the beginning of each subsequent Guarantee Period, we will declare the General Account interest rate applicable to each subsequent Purchase Payment for such Guarantee Period.

                              We reserve the right to declare the General
                              Account current interest rates based upon: the Issue Date; the date we receive a Purchase Payment; or the date of account transfer.

                              We calculate the interest credited to the General Account by compounding daily, at daily interest rates, rates which would produce at the end of a Contract Year a result identical to the one produced by applying an annual interest rate.

                              The minimum guaranteed General Account interest rate is 3.00% per year.


GUARANTEE PERIOD PROVISIONS


GUARANTEE PERIOD              We hold all amounts allocated to a Guarantee
                              Period in a non-unitized separate account. The initial Guarantee Periods available under the Contract are shown in the Contract Schedule.

GUARANTEE PERIOD VALUE        On any Valuation Date, the Guarantee Period
                              value includes:
                              1. your Purchase Payments or transfers allocated to the Guarantee Period Value at the beginning of its Guarantee Period; plus
                              2. interest credited; minus
                              3. withdrawals, previously assessed withdrawal charges and transfers; minus
                              4. any applicable portion of the Records
                              Maintenance Charge and charges for other benefits;
                              adjusted for
                              5. any applicable Market Value Adjustment previously made.

                              The Guarantee Periods initially elected and the interest rates initially credited are shown in the Contract Schedule. The initial interest rate credited to subsequent Purchase Payments will be declared at the time the payment is received. At the end of a Guarantee Period, we will declare a guaranteed interest rate applicable for the next subsequent Guarantee Period of the same duration.

ACCUMULATED GUARANTEE PERIOD  On any Valuation Date, the Accumulated Guarantee
VALUE Period value is the sum of the Guarantee Period Values. At any time during the Accumulation Period, the Accumulated Guarantee Period Value may be allocated to a maximum of forty Guarantee Periods.

                              We calculate the interest credited to the Guarantee Period Value by compounding daily, at daily interest rates, rates which would produce at the end of a Contract Year a result identical to the one produced by applying an annual interest rate.

MARKET VALUE ADJUSTMENT       The Market Value Adjustment formula is stated in
                              the Contract Schedule. This formula is applicable for both an upward or downward adjustment to a Guarantee Period Value when, prior to the end of a Guarantee Period, such value is:

                              1. taken as a total or partial withdrawal;
                              2. applied to purchase an annuity option; or
                              3. transferred to another Guarantee Period, the Fixed Account, or a Subaccount.

                              However, a Market Value Adjustment will not be applied to any Guarantee Period Value transaction effected within 30 days after the end of the applicable Guarantee Period.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT              The variable benefits under this contract are
                              provided through the KILICO Variable Annuity
                              Separate Account. This is called the Separate
                              Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company
                              Act of 1940. It is a separate investment account maintained by us into which a portion of the company's assets have been allocated for this contract and may be allocated for certain other contracts.

LIABILITIES OF SEPARATE       The assets equal to the reserves and other
ACCOUNT                       liabilities of the Separate Account will not be
                              charged with liabilities arising out of any other business we may conduct. We will value the assets of the Separate Account no each Valuation Date.

SEPARATE ACCOUNT CONTRACT     On any Valuation Date the Separate Account
VALUE                         Contract Value is the sum of its Subaccount
                              values.

SUBACCOUNTS                   The Separate Account consists of several
                              Subaccounts. The initial Subaccounts available under this Contract are shown in the Contract
                              Schedule. We may, from time to time, combine or remove Subaccounts in the Separate Account and establish additional Subaccounts of the Separate
                              Account. In such event we may permit you to select other Subaccounts under this contract. However, the right to select any other Subaccount is limited by the terms and conditions we may impose on such transactions.

FUND Each Subaccount of the Separate Account will buy shares of a separate series of a fund. Each fund is registered under the Investment Company Act of 1940 as an open-end diversified management investment company. Each series of a fund represents a separate investment portfolio which corresponds to one of the Subaccounts of the Separate Account.

                              If we establish additional Subaccounts each new Subaccount will invest in a new series of a fund or in shares of another investment company. We may also substitute other investment companies.

RIGHTS RESERVED BY THE        We reserve the right, subject to compliance with
COMPANY                       the current law or as it may be changed in the
                              future:

                              1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;




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                                                                        Page 12


VARIABLE ACCOUNT PROVISIONS (CONTINUED)

                             2. To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

                             3. To transfer any assets in any Subaccount to another Subaccount or to one or more separate accounts, or the General Account, or to add, combine or remove Subaccounts in the Separate Account;

                             4. To delete the shares of any of the portfolios of a fund or any other open-end investment company and to substitute, for the fund shares held in any Subaccount, the shares of another portfolio of a fund or the shares of another investment company or any other investment permitted by law; and

                             5. To change the way we assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the funds in connection with the contracts.

                             When required by law, we will obtain your approval of such changes and the approval of any regulatory authority.

ACCUMULATION UNIT VALUE      Each Subaccount has an accumulation unit value.
                             When Purchase Payments or other amounts are allocated to a Subaccount, a number of units are purchased based on the accumulation unit value of the Subaccount at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.
                             The value of a Subaccount on any Valuation Date is the number of units held in the Subaccount times the Accumulation Unit Value on that Valuation Date.
                             The accumulation unit value for each subsequent
                             Valuation Period is the investment experience factor for that period multiplied by the accumulation unit value for the period immediately preceding. Each Valuation Period has a single accumulation unit value that is applied to each day in the period. The number of Accumulation Units will not change as a result of investment experience.

INVESTMENT EXPERIENCE        Each Subaccount has its own investment experience
FACTOR                       factor. The investment experience of the Separate
                             Account is calculated by applying the investment experience factor to the value in each Subaccount during a Valuation Period.

                             The investment experience factor of a Subaccount for a Valuation Period is determined by dividing
                             1. by 2. and subtracting 3. from the result, where:

                             1. is the net result of:

                             a. the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

                             b. the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the "exdividend" date occurs during the current Valuation Period; plus or minus

                             c. a charge or credit for taxes reserved for the current Valuation Period which we determine resulted from the investment operations of the Subaccount;
-

                             2. is the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period;

                             3. is the factor representing the sum of the Separate Account charges stated in the Contract Schedule for the number of days in the Valuation Period.


TRANSFER AND WITHDRAWAL PROVISIONS


TRANSFERS DURING THE        You may direct the following transfers:
ACCUMULATION PERIOD
                            1. All or part of the Separate Account Contract
                            Value or a Guarantee Period Value may be transferred to the General Account or to another
                            Subaccount. We will allow the first transfer fifteen days after the Issue Date.

                            2. During the thirty days that follow a Contract Year anniversary or the thirty day period that follows the date you receive an annual report, if later, all or part of the General Account Contract Value, less debt, may be transferred to one or more Subaccounts.

                            Transfers will also be subject to the
                            following conditions:

                            1. The minimum amount which may be transferred is $500 or, if smaller, the remaining value in the General Account or a Subaccount or Guarantee Period;

                            2. No partial transfer will be made if the remaining Contract Value of the General Account or any Subaccount or Guarantee period will be less than $500 unless the transfer will eliminate your interest in such account;

                            3. No transfer may be made within seven calendar days of the date on which the first annuity payment is due;

                            4. You may request an additional transfer from the General Account to one or more Subaccounts during the thirty day period before the date on which the first annuity payment is due. Such transfer must become effective no later than the seventh calendar day before such due date;

                            5. When you request a transfer from the General Account Contract Value to a Subaccount or Guarantee Period, we will limit the amount that can be transferred to the amount which exceeds debt, if any, applicable to the total General Account Contract Value for the Contract Year during which the total transfer is made.

                            6. We reserve the right to charge $25 for each transfer in excess of 12 in a Contract Year.

                            7. Transfers may not be made from any Subaccount or Guarantee Period into the Fixed Account for the six-month period following any transfer from the Fixed Account into one or more of the Subaccounts.

                            Any transfer from a Guarantee Period is subject to a Market Value Adjustment unless the transfer is effective within thirty days after the end of the applicable Guarantee Period.

                            We will transfer amounts bought by Purchase Payments and all related accumulations received in a given Contract Year, in the chronological order we received them.

                            Any transfer request must clearly specify: 1. the amount which is to be transferred; and 2. the names of the accounts which are affected. We will only honor a telephone transfer request if a properly executed telephone transfer authorization is on file with us. Such request for a transfer must comply with the conditions of the authorization.

                                                                        Page 14
TRANSFER AND WITHDRAWAL PROVISIONS (CONTINUED)

                             We reserve the right at any time and without notice to any party, to terminate, suspend, or modify these transfer rights.

WITHDRAWALS DURING THE       During the Accumulation Period, you may withdraw
ACCUMULATION PERIOD          all or part of the Contract Value reduced by any
                             withdrawal charge, applicable premium taxes, and adjusted by any applicable Market Value
                             Adjustment. The Market Value Adjustment formula will be applied to the applicable portion of the total value withdrawn unless such withdrawal is effective within thirty days after the end of the applicable Guarantee Period. We must receive a written request that indicates the amount of the withdrawal from the Fixed Account and each Subaccount and Guarantee Period. You must return the Contract to us if you elect a total withdrawal.

                             Withdrawals are subject to these conditions:

                             1. Each withdrawal must be at least $100 or the value that remains in the Fixed Account, Subaccount, or Guarantee Period if smaller;

                             2. A minimum of $500 must remain in the account after you make a withdrawal unless the account is eliminated by such withdrawal;

                             3. The maximum you may withdraw from any account is the value of the respective account less the amount of any withdrawal charge;

                             4. Any withdrawal amount you request will be increased by the withdrawal charge;

                             5. Partial withdrawals may not be taken from the Fixed Account in the first Contract Year.

TRANSFER AND WITHDRAWAL      We will withdraw or transfer from the General
PROCEDURES                   Account or Guarantee Periods as of the Valuation
                             Date that follows the date we receive your written or telephone transfer request. To process a withdrawal, the request must contain all required information.

                             We will redeem the necessary number of Accumulation Units to achieve the dollar amount when the withdrawal or transfer is made from a Subaccount. We will reduce the number of Accumulation Units credited in each Subaccount by the number of Accumulation Units redeemed. The reduction in the number of Accumulation Units is determined on the basis of the Accumulation Unit Value at the end of the Valuation Period when we receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date we receive the request, except as provided below.

DEFERMENT OF WITHDRAWAL OR   If the withdrawal or transfer is to be made from a
TRANSFER                     Subaccount, we may suspend the right of withdrawal
                             or transfer or delay payment more than seven calendar days: 1. during any period when the New
                             York Stock Exchange is closed other than customary weekend and holiday closings; 2. when trading markets normally utilized is restricted, or an emergency exists as determination by the Securities and Exchange Commission, so that disposal of investments or determination of the Accumulation
                             Unit Value is not practical; or 3. for such other periods as the Securities and Exchange Commission by order may permit for protection of Owners.

                             We may defer the payment or a withdrawal or transfer from the General Account or Guarantee Periods, for the period permitted by law. This can never be more than six months after you send us a written request. During the period of deferral, we will continue to credit interest, at the then current interest rate(s), to the General Account Contract Value and/or each Guarantee Period Value.

LOAN PROVISIONS

LOANS You may request a loan any time before the Annuity Date. You must assign this contract to us as security for a loan.

                                   The maximum loan available is the General
                                   Account Contract Value minus: 1. any
                                   withdrawal charge that applies to the total
                                   General Account Contract Value in the year in which you make the loan; and 2. interest on the loan paid to the end of the Contract Year in which you make the loan.

                                   We may defer granting a loan for six months from the date we receive the written loan request.

LOAN INTEREST                      The loan interest is 5.50% per year
                                   compounded daily at the daily equivalent of a 5.50% annual rate. Interest is due at the end of each Contract Year. If you do not pay interest when it is due, we will add it to the loan and it will bear interest at the same rate as the loan. We will charge interest on a daily basis.

LOAN PAYMENT                       You may repay a debt in full or in part at
                                   any time prior to the Annuity Date.

                                   If the debt equals or exceeds the General
                                   Account Contract Value, less any withdrawal charge that applies to the total withdrawal of the General Account, your interest in the General Account will terminate. The termination occurs thirty-one days after we mail notice of termination to your last known address and that of any assignee of record.

                                   We will apply any repayment of debt: first to reduce that part of the debt that can be attributed to interest; and second to that part of the debt that can be attributed to Purchase Payments.

EFFECT OF LOANS ON INTEREST RATES  While there is a loan, the portion of the
                                   General Account Contract Value that equals the debt will earn interest at 3.00% per year, compounded daily at the daily equivalent of a 3.00% annual rate, instead of the current interest rate.

DEATH BENEFIT PROVISIONS


AMOUNT PAYABLE UPON DEATH          We compute the death benefit at the end of
                                   the Valuation Period following: our receipt of due proof of death; and the return of this contract.

                                   If death occurs prior to attaining age 75, we will pay the greater of: a. the Contract Value less debt; or b. the total amount of Purchase Payments, less any debt and the aggregate dollar amount of all previous withdrawals. We will pay the Contract Value less debt if death occurs at age 75 or later

PAYMENT OF DEATH BENEFITS          We will pay a death benefit before the
                                   Annuity Date if: the Owner who is also the Annuitant dies; or either the Annuitant or the Owner who is not the Annuitant dies.

                                   The death benefit will be paid upon the death of a Joint Owner. If Joint Annuitants are named and they are not the Owners of this contract, we will pay the death benefit upon the death of the surviving Joint Annuitant. We will pay the death benefit to the beneficiary when we receive due proof of death. We will then have no further obligation under this contract.

                                   When you die, we will pay the death benefit in a lump sum. This sum may be deferred for up to five years from the date of your death.

                                   Instead of a lump sum payment the beneficiary may elect to have the death benefit distributed as stated in Option 1 for a period not to exceed the beneficiary's life expectancy; or Options 2, or 3 based upon the life expectancy of the beneficiary as prescribed by federal regulations. The beneficiary must make this choice within sixty days of the time we receive due proof of death and distribution must commence within one year of the date of death.

                                   If the beneficiary is not a natural person, the beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by federal regulations.

                                   If the primary beneficiary is the surviving spouse when you die, the surviving spouse may elect to be the successor owner of this contract. There will be no requirement to start a distribution of death benefits.

ANNUITY PERIOD PROVISIONS

ELECTION OF ANNUITY OPTION         We must receive an election of an Annuity
                                   option in writing. You may make an election before the Annuity Date providing the Annuitant is alive. The Annuitant may make an election on the Annuity Date unless you have restricted the right to make such an election. The beneficiary may make an election when we pay the death benefit.

                                   An election will be revoked by: 1. a
                                   subsequent change of beneficiary; or 2. an
                                   assignment of this contract unless the
                                   assignment provides otherwise.

                                   Subject to the terms of the death benefit provision, the beneficiary may elect to have the death benefit remain with us under one of the Annuity options.

                                   If an Annuity option is not elected, an
                                   Annuity will be paid under Option 3 for a guaranteed period of ten years and for as long thereafter as the Annuitant is alive.

                                   If the total Contract Value is applied under one of the Annuity options, this contract must be surrendered to us.

                                   An option can not be changed after the first
                                   Annuity payment is made.

                                   If, on the seventh calendar day before the first Annuity payment due date, all the Contract Value is allocated to the General Account or Guarantee Periods, the Annuity will be paid as a fixed annuity. If all of the Contract Value on such date is allocated to the Separate Account, the Annuity will be paid as a variable Annuity. If the Contract Value on such date is allocated to both the General Account and a subaccount, then the Annuity will be paid as a combination of a fixed and a variable Annuity. A fixed and variable Annuity payment will reflect the investment performance of the subaccounts in accordance with the allocation of the Contract Values existing on such date. Allocations will not be changed thereafter, except as provided in the Transfers During the Annuity Period provision of this contract.

                                   Payments for all options are derived from the applicable tables. Current Annuity rates will be used if they produce greater payments than those quoted in the contract. The age in the tables is the age of the payee on the last birthday before the first payment is due.

                                   The option selected must result in a payment that is at least equal to our minimum payment, according to our rules, at the time the Annuity option is chosen. If at any time the payments are less than the minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.

OPTION 1

FIXED INSTALMENT ANNUITY           We will make monthly payments for a fixed
                                   number of instalments. Payments must be made for at least 5 years, but not more than 30 years.

OPTION 2

LIFE ANNUITY                       We will make monthly payments while the payee
                                   is alive.

OPTION 3

LIFE ANNUITY WITH INSTALMENTS      We will make monthly payments for a
GUARANTEED                         guaranteed period and thereafter while the
                                   payee is alive. The guaranteed period must be selected at the time the Annuity option is chosen. The guaranteed periods available are 5, 10, 15 and 20 years.


OPTION 4

JOINT AND SURVIVOR ANNUITY         We will pay the full monthly income while
                                   both payees are alive. Upon the death of either payee, we will continue to pay the surviving payee a percentage of the original monthly payment. The percentage payable to the surviving payee must be selected at the time the Annuity option is chosen. The percentages available are 50%, 66 2/3%, 75%, and 100%.


OTHER OPTIONS                      We may make other Annuity options available.
                                   Payments are also available on a quarterly, semi-annual or annual basis.

FIXED ANNUITY                      The General Account Contract Value on the
                                   first day preceding the date on which the first annuity payment is due, is first reduced by any debt and premium taxes that apply. The value that remains will be used to determine the fixed annuity monthly payment in accordance with the Annuity option selected.

VARIABLE ANNUITY                   The Separate Account Contract Value, at the
                                   end of the Valuation Period preceding the Valuation Period that includes the date on which the first Annuity payment is due, is first reduced by any annuitization charge, Records Maintenance Charge, charges for other benefits if any that may be added by a rider to this Contract and any premium taxes that apply. The value that remains is used to determine the first monthly Annuity payment.
                                   The first monthly Annuity payment is based upon the guaranteed annuity option shown in the Annuity Option Table. You may elect any option available.

                                   The dollar amount of subsequent payments may increase or decrease depending on the investment experience of each Subaccount. The number of Annuity Units per payment will remain fixed for each Subaccount unless a transfer is made. If a transfer is made, the number of Annuity Units per payment will change.

                                   The number of Annuity Units for each
                                   Subaccount is calculated by dividing a. by b. where:

                                   a. is the amount of the monthly payment that can be attributed to that Subaccount; and

                                   b. is the Annuity Unit Value for that
                                   Subaccount at the end of the Valuation
                                   Period. The Valuation Period includes the date on which the payment is made.

                                   Monthly Annuity payments, after the first payment, are calculated by summing up, for each Subaccount, the product of a. times b. where:

                                   a. is the number of Annuity Units per payment in each Subaccount; and

                                   b. is the Annuity Unit Value for that
                                   Subaccount at the end of the Valuation
                                   Period. The Valuation Period includes the date on which the payment is made.

                                   After the first payment, we guarantee that the dollar amount of each Annuity payment, will not be affected adversely by actual expenses or charges in mortality experience from the expense and mortality assumptions on which we based the first payment.

ANNUITY UNIT VALUE                 The value of an Annuity Unit, for each
                                   Subaccount, at the end of any subsequent
                                   Valuation Period is determined by multiplying the result of a. times b. by c. where:

                                   a. is the Annuity Unit Value for the
                                   immediately preceding Valuation Period; and

                                   b. is the net investment factor for the
                                   Valuation Period for which the Annuity Unit
                                   Value is being calculated; and

                                   c. is the interest factor of .99993235 per calendar day of such subsequent Valuation Period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table.

                                   The net investment factor for each Subaccount for any Valuation Period is determined by dividing a. by b. where:

                                   a. is the value of an Annuity Unit of the applicable Subaccount as of the end of the current Valuation Period plus or minus the per share charge or credit for taxes reserved; and

                                   b. is the value of an Annuity Unit of the applicable Subaccount as of the end of the immediately preceding Valuation Period, plus or minus the per share charge or credit for taxes reserved.


TRANSFERS DURING THE ANNUITY       During the Annuity Period, the payee(s) may
PERIOD                             not convert fixed Annuity payments to
                                   variable Annuity payments. However, during the Annuity Period, the payee(s), by sending us a written notice in a form satisfactory to us, may convert variable Annuity payments to fixed Annuity payments; or have variable
                                   Annuity payments reflect the investment
                                   experience of other Subaccounts. A transfer may be made subject to the following:

                                   1. Transfers from a Subaccount to the General Account can be effective only on an anniversary of the first Annuity payment date. We must receive notice of such transfer at least thirty days prior to the effective date of the transfer;

                                   2. Transfers from one Subaccount to another
                                   Subaccount will be effective during the
                                   Valuation Period next succeeding the date the notice is Received by us. However, if the notice for the transfer is received within seven days immediately preceding an Annuity payment date, the transfer will be effective during the Valuation Period next succeeding that Annuity payment date. No transfer to a Subaccount may be made during the first year of the Annuity period. In subsequent years all transfers between Subaccounts will be made on the same day in a given year and are limited to one transfer each year;

                                   3. A payee may not have more than three
                                   Subaccounts after any transfer; and

                                   4. The payee's entire interest in a
                                   Subaccount must be transferred.

                                   The number of Annuity Units per payment
                                   attributable to a Subaccount to which
                                   transfer is made is equal to, in the case of a transfer between Subaccounts, the number of Annuity Units per payment in the Subaccount from which transfer is being made multiplied by the Annuity Unit Value for that Subaccount, such amount being divided by the Annuity Unit Value for the Subaccount to which transfer is being made.

                                   The amount of money allocated to the General
                                   Account in the event of a transfer from a Subaccount equals the annuity reserve for the payee's interest in such subaccount. The annuity reserve is the product of a. multiplied by b. multiplied by c. where: a. is the number of Annuity Units representing the payee's interest in such Subaccount per Annuity payment; b. is the Annuity Unit Value for such Subaccount; and c. is the present value of $1.00 per payment period using the attained age(s) of the payee(s) and any remaining guaranteed payments that may be due at the time of the transfer. The guaranteed monthly payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "1983 Table a" individual annuity mortality table developed by the Society of Actuaries with a five year set back. Money allocated to the General Account upon such transfer will be applied under the same Annuity option as originally elected. Any guaranteed period payments will be adjusted to reflect the number of guaranteed payments have already been made. If all guaranteed payments have already been made, no further payments will be guaranteed.

                                   All amounts and Annuity Unit Values are
                                   determined as of the end of the Valuation
                                   Period which precedes the effective date of the transfer.

                                   We reserve the right at any time and without notice to any party to terminate, suspend or modify the transfer privileges.

SUPPLEMENTARY AGREEMENT            A supplementary agreement will be issued to
                                   reflect payments that will be made under a settlement option. If payment is made as a death benefit distribution, the effective date will be the date of death. Otherwise the effective date will be the date chosen by the Owner.

DATE OF FIRST PAYMENT              Interest, under an option, will start to
                                   accrue on the effective date of the
                                   supplementary agreement. If the normal
                                   effective date is the 29th, 30th, or 31st of the month, the effective date will be the 28th day of that month.

EVIDENCE OF AGE, SEX AND           We may require satisfactory evidence of the
SURVIVAL                           age, sex and the continued survival of any
                                   person on whose life the income is based.

MISSTATEMENT OF AGE OR SEX         If the age or sex of the payee has been
                                   misstated, the amount payable under this contract will be such as the Purchase
                                   Payments sent to us would have purchased at the correct age or sex. Interest not to exceed 6% compounded each year will be charged to any over payment or credited to any underpayment against future payments we may make under this contract.

BASIS OF ANNUITY OPTIONS           The guaranteed monthly payments are based on
                                   an interest rate of 2.50% per year and, where mortality is involved, the "1983 Table a" individual annuity mortality table developed by the Society of Actuaries, with a five year set back.

DISBURSEMENT OF FUNDS UPON         When the payee dies, the value of any unpaid
DEATH OF PAYEE: UNDER              installments will be paid, in one sum, to the
OPTIONS 1 OR 3                     estate of the payee unless otherwise provided
                                   in the supplementary agreement. The commuted value based upon a minimum interest rate of not less than 2.50% will be paid. The commuted value of any variable installments will be determined by applying the Annuity
                                   Unit Value next determined by applying the Annuity Unit Value next determined following our receipt of due proof of death.

PROTECTION OF BENEFITS             Unless otherwise provided in the
                                   supplementary agreement, the payee may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

CREDITORS                          The proceeds of this contract and any payment
                                   under an annuity option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the Owner and Kemper Investors Life Insurance Company.

READ YOUR CONTRACT CAREFULLY

KEMPER INVESTORS LIFE INSURANCE COMPANY
A Stock Life Insurance Company
1 Kemper Drive, Long Grove, Illinois 60049-0001